================================================================================
Exhibit 23.1; Consent of Miller and McCollom to utilize independent auditor's report dated April 29, 2004.

March 14, 2005

Board of Directors
DIRECT RESPONSE FINANCIAL SERVICES, INC.
2899 Agoura Road, Suite 115
Westlake Village, CA  91361


As independent certified public accountants of Direct Response Financial Services, Inc., we hereby consent to the use of our report dated April 29, 2004, relating to the company's financial statements as of January 31, 2004 and 2003 and the years then ended, in the Registration Statement (Form S-8) filed with the Securities and Exchange Commission.



/S/ Miller and McCollom
-----------------------------
Miller and McCollom
Certified Public Accountants
4350 Wadsworth Boulevard, Suite 300
Wheat Ridge, Colorado 80033